EXHIBIT 4.01

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            INTEGRATED SYSTEMS, INC.

Narendra K. Gupta certifies that:

         1. He is the president and secretary of Integrated Systems, Inc., a California corporation.

         2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

         I.       The name of this Corporation is Integrated Systems, Inc.

         II. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         III. 1. AUTHORIZATION OF SHARES. This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock, both without par value. The total number of shares of all classes which the Corporation is authorized to issue is 30,000,000 shares. The number of shares of Common Stock authorized is 25,000,000 shares and the number of shares of Preferred Stock authorized is 5,000,000 shares of which 672,322 shares are presently designated as Series A Convertible Preferred Stock ("Convertible Preferred Stock"). The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock and Convertible Preferred Stock are set forth below in Article IV.

                  2. DESIGNATION OF UNISSUED SERIES OF PREFERRED STOCK. The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors of the Corporation may designate, fix the number of shares of and determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon, any series of Preferred Stock as to which there are no outstanding shares or rights to acquire shares (including the Convertible Preferred Stock which becomes so as a result of conversion of all outstanding shares of such series pursuant to
Article IV, Section 5 hereof). As to any series of Preferred Stock, the number of shares of which is authorized to be fixed by the board of directors, the board may, within any limits and restrictions stated in the resolutions of the board originally fixing the number of shares constituting such series, increase or decrease (but not below the number of shares of such series then outstanding and as to which rights to acquire shares of such series are then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         IV. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Convertible Preferred Stock are as follows:

                  1.  DIVIDENDS.

                      (a) No dividends shall be declared and set aside for any shares of the Convertible Preferred Stock except in the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock, in which event the holders of each share of Convertible Preferred Stock shall be entitled to be paid a dividend in an amount per share of Convertible Preferred Stock equal to the amount of the dividend declared payable upon each outstanding share of Common Stock, multiplied by the largest number of whole shares of Common Stock into which each share of Convertible Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

                      (b) Each holder of shares of Convertible Preferred Stock shall be deemed to have consented (i) for purposes of Sections 502, 503, and 506 of the California Corporations Code, and (ii) with respect to the rights of each such holder of Convertible Preferred Stock to receive distributions pursuant to Sections 1, 2 and/or 4(h) herein, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock from employees, officers, directors, consultants, or other persons performing services for the Corporation or any subsidiary upon termination of their employment or services pursuant to agreements providing for the right of repurchase.

                  2.  LIQUIDATION, DISSOLUTION OR WINDING UP.

                      (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Convertible Preferred Stock then outstanding shall be entitled to be paid first out of the assets of the Corporation available for distribution to the holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock, in an amount equal to the greater of (i) $1.4874 per share of Convertible Preferred Stock plus all dividends thereon, if any, payable pursuant to Section 1, up to and including the date of full payment, or (ii) the amount per share of Convertible Preferred Stock that would have been payable had each such share, plus all dividends thereon, if any, payable pursuant to Section 1, been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 hereof, up to and including the date of full payment, all such sums shall be paid before any sums shall be paid or any assets distributed among the holders of the shares of Common Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Convertible Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Convertible Preferred Stock. After such payment shall have been made in full to the holders of the Convertible Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Convertible Preferred Stock so as to be available for such payment, holders of the Convertible Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

                      (b) A consolidation or merger of the Corporation in which the holders of all capital stock of the Corporation outstanding immediately prior to such a consolidation or merger hold less than two-thirds of the capital stock of the surviving entity to such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2; provided, however, that each holder of Convertible Preferred Stock shall have the right to elect the benefits of the provisions of Section 4(h) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 2; provided, further, that in the event a consolidation or merger of the Corporation or sale of all or substantially all of the assets of the Corporation in which the aggregate consideration payable to the holders of capital stock of the Corporation is less than or equal to $2,850,000, is to be regarded as liquidation, dissolution or winding up pursuant to the terms hereof, then notwithstanding Section 2(a) hereof, the holders of Convertible Preferred Stock shall be entitled to receive an amount equal to $1.4874 per share multiplied by a fraction the numerator of which is the total amount of consideration payable to the holders of capital stock of the Corporation and the denominator of which is $2,850,000.

                      (c) Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

                  3. VOTING POWER. Each holder of Convertible Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Convertible Preferred Stock could be converted, pursuant to the provisions of Section 4 hereof (taking into account all dividends, if any, payable pursuant to Section 1 with respect to such Convertible Preferred Stock), at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided in Section 6 herein or as required by law, (i) the holders of shares of Convertible Preferred Stock and Common Stock shall be entitled to vote together as a class on all matters and (ii) the holders of shares of Convertible Preferred Stock shall have no rights to vote as a separate class on any corporate matters.

                  4.  CONVERSION  RIGHTS.   The   holders  of  the   Convertible
Preferred  Stock  shall  have  the  following conversion rights:

                      (a)   General.

                            (i)   Subject  to   and  in  compliance   with   the
provisions of this Section 4, any shares of the Convertible Preferred Stock and, at the option of the holder, all dividends thereon, if any, payable pursuant to
Section 1, up to and including the date of conversion, may, at the option of the holder, be converted at any time or from time to time into fully-paid and nonassessable shares (calculated as to each conversion rounded upwards to the largest whole share) of Common Stock. The number of shares of Common Stock to which a holder of Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Applicable Conversion Rate" (determined as provided in Section 4(c)) by the number of shares of Convertible Preferred Stock being converted.

                            (ii)    Notwithstanding  the foregoing,  the holders
of Convertible Preferred Stock shall have the right to convert all or any portion of any dividends payable pursuant to Section 1 hereunder, into shares of Common Stock at any time upon written notice to the Corporation. The number of shares of Common Stock issuable upon any such conversion shall be the number of shares equal to the amount of the unpaid dividends being so converted dividend by the "Applicable Conversion Value" then in effect, (determined as provided in Section 4(d) hereof.) Upon receipt of any such notice, the Corporation shall promptly issue a certificate in the name of the holder of Convertible Preferred Stock for the number of shares of Common Stock so issuable, together with a check representing cash in lieu of any fractional share.

                      (b)  Conversion Following Underwritten Public Offering.

                            (i) All outstanding shares of Convertible  Preferred
Stock and, at the option of the holder, all dividends thereon, if any, payable pursuant to Section 1, up to and including the date of conversion, shall, at the option of the Corporation and upon ten (10) days written notice to the holders thereof be converted automatically into the number of shares of Common Stock to which a holder of Convertible Preferred Stock shall be entitled upon conversion pursuant to Section 4(a) hereof without any further action by such holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock, such conversion to be effective only upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the Common Stock is sold at a price to the public of not less than $5.00 per share (such per share amounts to be equitably adjusted whenever there shall occur a stock split, combination, reclassification or other similar event affecting the Common Stock) and in which the aggregate net proceeds to the Corporation exceed $7,000,000.

                            (ii)    Upon   the   occurrence  of  the  conversion
specified in Section 4(b)(i), the holders of such Convertible Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Convertible Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                      (c) Applicable Conversion Rate. The conversion rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient obtained by dividing the sum of (i) $1.4874 and (ii) at the election of the holder, an amount equal to the amount of unpaid dividends, if any, per share of Convertible Preferred Stock, payable pursuant to Section 1, by the "Applicable Conversion Value," calculated as, provided in Section 4(d).

                      (d)   Applicable   Conversion  Value.   The   " Applicable
Conversion Value" in effect from time to time, except as adjusted in accordance with Section 4(e) hereof, shall be $1.4874.

                      (e) Adjustments to Applicable Conversion Value. Upon the happening of an "Extraordinary Common Stock Event" (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Events.

                      "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (iii) combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

                      (f) Dividends. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets (excluding cash dividends or distributions), and the holders of Convertible Preferred Stock have not received such dividend or distribution, then and in each such event provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation that they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 4(j)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Convertible Preferred Stock.

                      (g) Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted (taking into account all dividends payable pursuant to
Section 1 with respect to such Convertible Preferred Stock) immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                      (h) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including adjustment of the Applicable Conversion Value then in effect and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                      Each holder of Convertible Preferred Stock upon the occurrence of a capital reorganization, merger or consolidation of the Corporation, or the sale of all or substantially all its assets and properties as such events are more fully set forth in the first paragraph of this Section 4(h), shall have the option of electing treatment of his Convertible Preferred Stock under either this Section 4(h) or Section 2(b) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) days before the effective date of such event.

                      (i) Accountant's Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will furnish each holder of Convertible Preferred Stock with a certificate, prepared by independent public accountants of recognized standing showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                      (j) Exercise of Conversion Privilege. To exercise his conversion privilege, a holder of Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall have written notice to the Corporation at that office that such holder elects to convert such share. Such notice shall also state the name or names (with the address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The date on which the certificate or certificates for shares of Convertible Preferred Stock surrendered for conversion (accompanied by proper assignment thereof) is received by the Corporation, shall be the "Conversion Date." As promptly as practicable after theConversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Convertible Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Convertible Preferred Stock in accordance with the provisions of this Section 4, cash in the amounts of all dividends payable pursuant to Section 1 on such shares of Convertible Preferred Stock, up to and including the Conversion Date, and cash, as provided in Section 4(k), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on this Conversion Date, and at such time the rights of the holder as holder of the converted shares of Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                      (k) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Convertible Preferred Stock, the Corporation shall pay to the holder of the shares of Convertible Preferred Stock which were converted, a cash adjustment in respect of such fractional shares in an amount as determined in a reasonable manner prescribed by the Board of Directors at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share of Convertible Preferred Stock being converted.

                      (l) Partial Conversion. In the event some but not all of the shares of Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Convertible Preferred Stock which were not converted.

                      (m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation shall take such corporate action as be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for purpose.

                  5. CANCELLATION OF PREFERRED STOCK ON CONVERSION. All certificates of the Convertible Preferred Stock surrendered for conversion shall be appropriately canceled on the books of the Corporation, and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series and subject to designation by the Board of Directors of the Corporation pursuant to Article III, Section 2 hereof.

                  6.   RESTRICTIONS AND LIMITATIONS.

                      (a) Except as expressly provided herein or as required by law, so long as any shares of the Convertible Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean corporation or trust of which the Corporation directly or indirectly owns at the time all of the outstanding shares of every class of such corporation or trust other than directors' qualifying shares) without the vote or written consent by the holders of at least 51% of the then outstanding shares of the Convertible Preferred Stock (each share of Convertible Preferred Stock to be entitled to one vote in each instance) to:

                            (i)Redeem, purchase or otherwise  acquire  for value
(or pay into or set aside for a sinking fund for such purpose), any share or shares of Convertible Preferred Stock; or

                            (ii)    Authorize  or issue, or  obligate  itself to
authorize or issue, any other equity security senior to or on a parity with the Convertible Preferred Stock as to liquidation preference, conversion rights, voting rights or otherwise.

                      (b) The Corporation shall not amend its Articles of Incorporation without the approval by vote or written consent by the holders of at least 51% of the then outstanding shares of Convertible Preferred Stock, each share of Convertible Preferred Stock to be entitled to one vote in each instance, if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Convertible Preferred Stock. Without limiting the generality of the last preceding sentence, the Corporation will not amend its Articles of Incorporation without the approval by the holders of at least 51% of the then outstanding shares of Convertible Preferred Stock if such amendment would:

                            (i)    Change the relative  seniority  rights of the
holders of Convertible Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation; or

                            (ii)    Reduce  the amount  payable  to the  holders
of Convertible Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Convertible Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation or change the dividend rights of the holders of Convertible Preferred Stock; or

                            (iii)   Cancel or  modify the  conversion  rights of
the holders of Convertible Preferred Stock provided for in Section 4 herein.

                  7. NO DILUTION OR IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Convertible Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all terms and in the taking of all action that may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will take all action that may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of Convertible Preferred Stock from time to time outstanding; and (b) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly agree in writing to be bound by all the terms of the Convertible Preferred Stock set forth herein.

                  8.  NOTICES OF RECORD DATE.  In the event of

                      (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                      (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger, or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                      (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such dividend or other distribution or right is to be distributed or any reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is to be consummated.

         V. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         VI. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreement or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         VII. This Corporation shall not have cumulative voting. This provision shall become effective only when this Corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

         3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

         4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. This Corporation has two classes of shares of capital stock outstanding; and the number of outstanding shares of Common Stock is 5,908,720 and the number of outstanding shares of Preferred Stock is 672,322. The percentage vote required was more than 50% of each class and of the outstanding shares. The number of shares voting in favor of the amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required for each class of shares and for the outstanding shares.

         I further declare under penalty of perjury under the laws of the State of California that I have read the foregoing Certificate and know the contents thereof and that the matters set forth in this Certificate are true and correct of my knowledge.




                                      /s/ Naren K. Gupta
                                      ------------------------------------------
Date:  January 23, 1990               Narendra K. Gupta, President and Secretary

                               STATE OF CALIFORNIA

                               SECRETARY OF STATE

                               CORPORATE DIVISION




         I, BILL JONES, Secretary of State of the State of California, hereby certify:

         That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.




                                        IN   WITNESS   WHEREOF,   I
                                        execute  this   certificate
                                        and affix the Great Seal of
                                        the  State  of   California
                                        this February 7, 1996


                                        /s/ Bill Jones
                                        --------------------------------
                                        Secretary of State

                               AGREEMENT OF MERGER
                          OF ISI PURCHASING CORPORATION
                                       AND
                                DR. DESIGN, INC.


         This Agreement of Merger (this "Agreement") is entered into as of January 26, 1996 by and between ISI Purchasing Corporation, a Delaware corporation ("Newco") and a wholly-owned subsidiary of Integrated Systems, Inc., a California corporation ("Buyer"), and Dr. Design, Inc., a California corporation (the "Company").

RECITALS

         A. Buyer, Newco and Company have entered into an Agreement and Plan of Reorganization, dated as of December 14, 1995 (the "Plan"), providing for certain representations, warranties and agreements in connection with the transactions contemplated hereby, in accordance with the General Corporation Law of California (the "California Law"). All capitalized terms not herein defined shall have the meaning ascribed to them in the Plan.

         B. The Boards of Directors of Buyer, Newco and Company have determined it to be advisable and in the respective best interests of Buyer, Newco and Company and their respective shareholders that Newco be merged with and into Company (the "Merger") so that Company will be the surviving corporation of the Merger.

         NOW, THEREFORE, Newco and Company hereby agree as follows:

1.       THE MERGER

         At the time of the filing of this Agreement (together with the Officers' Certificates attached hereto) with the Secretary of State of the States of California and Delaware (the "Effective Time"), Newco will be merged with and into Company, and Company shall continue as the surviving corporation (following the Merger, the Company is hereinafter sometimes referred to as the "Surviving Corporation"), pursuant to the terms and conditions of this Agreement and in accordance with applicable provisions of the laws of the States of Delaware and California as follows:

         1.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Company immediately prior to the Effective Time, without amendment thereto, shall be the Articles of Incorporation of the Surviving Corporation.

         1.2 BYLAWS. The Bylaws of Company immediately prior to the Effective Time, without amendment thereto, shall be the Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation thereafter may be amended in accordance with their terms, the Articles of Incorporation of the Surviving Corporation and as provided by the California Law.

         1.3 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of Company, each of the issued and outstanding shares of Company's Common Stock (the "Company Shares") (other than any shares held by persons exercising dissenters' rights in accordance with Chapter 13 of the California Law ("Dissenting Shares")) shall be converted into the right to receive, subject to the provisions of Section 1.1.1 of the Plan, 0.148612 (the "Applicable Fraction") shares of fully paid and nonassessable Buyer's Common Stock (the "Conversion Shares").

         1.4 ASSUMPTION OF OPTIONS. At the Effective Time, each option to purchase shares of Company Common Stock (the "Company Options") that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of any holder thereof, be assumed by Buyer and become exercisable for the number of shares of Buyer's Common Stock that equals the number of shares of Company Common Stock subject to such Company Option multiplied by the Applicable Fraction. The exercise price per share of Buyer Common Stock purchasable under each such option will be equal to the exercise price of the Company Option divided by the Applicable Fraction. All other terms of the Company Option will remain unchanged.

         1.5 FRACTIONAL SHARES. No fraction of a Conversion Share will be issued by virtue of the Merger, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a Conversion Share (after aggregating all fractional Conversion Shares to be received by such holder) shall receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the price of a share of Buyer's Common Stock determined pursuant to Section 1.1.1 of the Plan, multiplied by (ii) the fraction of a Conversion Share to which each such holder would otherwise be entitled.

         1.6 NO FURTHER TRANSFER. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.

         1.7 ESCROW. Of the aggregate number of Conversion Shares issuable by virtue of the Merger to a shareholder, Buyer shall deposit in escrow a number of Conversion Shares equal to ten percent (10%) of the total number of Conversion Shares issuable by virtue of the Merger to such shareholder (the "Escrowed Shares"), pursuant to the terms of a separate Escrow Agreement. In addition, ten percent (10%) of the shares of Buyer's Common Stock issued upon exercise of assumed Company Options will be deposited into escrow.

         1.8 DISSENTERS' RIGHTS. Holders of Dissenting Shares who have complied with all requirements for perfecting the rights of dissenting shareholders as set forth in Section 1300 et. seq. of the California Law shall be entitled to their rights under the California Law.

         1.9 CANCELLATION OF SHARES OF NEWCO. At the Effetive Time, all of the previously issued and outstanding shares of Newco Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and cancelled.

2.       SURRENDER OF CERTIFICATES

         2.1 SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES. As soon as practicable after the Effective Time, each holder of a certificate or certificates representing Company Shares issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall surrender such certificate(s) to Buyer's transfer agent. Thereupon, each such holder shall be entitled to receive in exchange therefor the number of shares of Buyer's Common Stock represented by such certificate(s), less the Escrowed Shares. Buyer's transfer agent shall issue to the Company's shareholders certificates for the shares of Buyer's Common Stock issuable to the Company's shareholders in the Merger as soon as practicable following such surrender. Each certificate which immediately before the Effective Time evidenced Company Shares shall, from and after the Effective Time until such certificate is surrendered to Buyer, or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described above; provided, however, that until such certificate is so surrendered by the holder thereof, no dividend or other distribution payable to such holder after the Effective Time shall be paid in respect of such certificates.

3.       TERMINATION AND AMENDMENT

         3.1 TERMINATION. Notwithstanding the approval of this Agreement by the shareholders of Newco and Company, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Newco and Company, and will terminate in the event the Plan is terminated in accordance with its terms. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Buyer, Newco and Company or their respective officers and directors, except as otherwise provided in the Plan.

         3.2 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

4.       MISCELLANEOUS

         4.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         4.2 PLAN. The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

         4.3 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         4.4      GOVERNING  LAW.  This   Agreement   shall  be  governed by and
construed in accordance with the internal laws of the State of California (irrespective of its choice of law principles).

         4.5 FURTHER ASSIGNMENTS. After the Effective Time, Company and its officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to Newco's property or rights in Company and otherwise to carry out the purposes of the Plan, in the name of Newco or otherwise.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                             DR. DESIGN, INC.


By:      /s/ Laura Thompson                  By:    /s/ Marco Thompson
         -------------------------                  -------------------------
         Laura Thompson, Secretary                  Marco Thompson, President



                                             ISI PURCHASING CORPORATION


By:      /s/ Narendra Gupta                  By:    /s/ David St. Charles
         -------------------------                  ----------------------------
         Narendra Gupta, Secretary                  David St. Charles, President





                      SIGNATURE PAGE TO AGREEMENT OF MERGER

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER



Sharon Pinto and Laura Thompson hereby certify that:

                  1. They are the Vice President and Secretary, respectively, of DR. DESIGN, INC., a California corporation (the "Company").

                  2. The Agreement of Merger in the form attached was duly approved by the Board of Directors of the Company.

                  3. The Company has three (3) authorized classes of shares, designated as Class A Common Stock, Class B Common Stock and Preferred Stock. There are no issued and outstanding shares of Class B Common Stock or Preferred Stock of the Company entitled to vote on the Agreement of Merger. The total number of issued and outstanding shares of the Class A Common Stock of the Corporation entitled to vote on the Agreement of Merger was 2,555,720.

                  4. The percentage vote required for Common Stock was more than 50% of the outstanding shares of the Common Stock.

                  5. The Agreement of Merger was approved by the vote of a number of shares of Common Stock of the Company which equaled or exceeded the vote required.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

                  Executed at San Diego, California, this 25th day of January, 1996.




/s/ Sharon Pinto                                       /s/ Laura Thompson
----------------------------                           -------------------------
Sharon Pinto, Vice President                           Laura Thompson, Secretary

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER



         David St. Charles and Narendra Gupta hereby certify that:

                  1. They are the President and Secretary, respectively, of ISI Purchasing Corporation, a Delaware corporation ("Newco").

                  2. The Agreement of Merger in the form attached was duly approved by the Board of Directors of Newco.

                  3. Newco has one class of shares authorized, designated as Common Stock. The total number of issued and outstanding shares of the Common Stock of the Corporation entitled to vote on the Agreement of Merger was 1,000.

                  4. The percentage vote required for Common Stock was more than 50% of the outstanding shares of the Common Stock.

                  5. The Agreement of Merger was approved by the vote of a number of shares of Common Stock of Newco which equaled or exceeded the vote required.

                  6. No vote of the shareholders of Integrated Systems, Inc., the parent corporation of Newco and the corporation whose equity securities are being issued in the merger, is required.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

                  Executed at Santa Clara, California, this 25th day of January, 1996.




/s/ David St. Charles                                 /s/ Narendra Gupta
----------------------------                          --------------------------
David St. Charles, President                          Narendra Gupta, Secretary